Changes to Investment Policies Relating to the Funds’ Definition of “Emerging Market Country” Announced

NEW YORK – (BUSINESS WIRE) – May 23, 2007

Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD), Western Asset Emerging Markets Floating Rate Fund Inc. (NYSE: EFL), Western Asset Emerging Markets Income Fund Inc. (NYSE: EMD), Western Asset Emerging Markets Income Fund II Inc. (NYSE: EDF), Western Asset Global High Income Fund Inc. (NYSE: EHI), Western Asset High Income Fund II Inc. (NYSE: HIX) and Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY) today announced changes to their non-fundamental investment policies relating to the Funds’ definition of “emerging market country” effective June 1, 2007.

Under each Fund’s previous investment policies, each Fund defined an “emerging market country” as: “any country which is considered to be an emerging country by the International Bank for Reconstruction and Development (“World Bank”) at the time of the Fund’s investment. The countries that will not be considered emerging market countries include: Australia; Austria; Belgium; Canada; Denmark; Finland; France; Germany; Ireland; Italy; Japan; Luxembourg; Netherlands; New Zealand; Norway; Spain; Sweden; Switzerland; the United Kingdom; and the United States.”

On May 17, 2007, the Boards of the Funds approved a change in each Fund’s definition of “emerging market country” to include any country which is, at the time of investment, represented in the JP Morgan EMBI Global Index or categorized by the World Bank, in its annual categorization, as middle or low-income. Each Fund’s Board of Directors approved this revision to the definition of “emerging market country”, after considering the best interests of the Fund’s shareholders based on management’s advice that the revision would both allow Legg Mason Partners Fund Advisor, LLC, the Funds’ investment manager, and Western Asset Management Company, the Funds’ subadviser, greater flexibility and opportunity to achieve each Fund’s investment objectives and make consistent the range of countries available for investment by each of the Funds and the countries represented in their current benchmarks. Management believes that the definition, as revised, is consistent with that utilized by funds with comparable investment objectives.

Each of the Funds is a closed-end management investment company managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, an affiliate of the investment manager.

For more information on the Funds, please contact our Investor Relations Group at 1-888-777-0102 or consult the Funds’ web site at www.leggmason.com/InvestorServices.

Symbols: NYSE: ESD; EFL; EMD; EDF; EHI; HIX and GFY

Contact:

Legg Mason & Co., LLC

Brenda Grandell

Director, Closed-End Funds

212-291-3775